Exhibit 16.1

November 8, 2016

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by Ho Wah Genting Group Limited (formally Computron, Inc.) in Item 4.01 of its Form 8-K dated November 8, 2016, captioned “Changes in Registrant’s Certifying Accountant”. We have no basis to agree or disagree with the other statements contained therein.

/s/Dov Weinstein & Co. C.P.A. (Isr)

Jerusalem Israel